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                                                                          16.1

              [Letterhead of McClinton, Workman & Associates, P.S.]

                                  June 17, 1996



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Gentlemen:

         We have read the statements made by Gargoyles, Inc. (the "Company"), in the "Experts" Section of the Company's registration statement on Form S-1, which we understand will be filed with the Commission. We agree with the statement in such Form S-1 as long as the statement reads as follows concerning our firm and our firm's prior reports on the Company's financial statements.

         Effective July 13, 1995, the Company's Board of Directors retained Ernst & Young LLP as the independent accountants for the Company. There were no disagreements with McClinton, Workman & Assoc., P.S., the former accountants, regarding accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The former accountants' reports for the fiscal years ended November 30, 1991, 1992, 1993 and 1994, which reports are not included herein, did not contain an adverse opinion or a disclaimer of an opinion or qualifications as to uncertainty, audit scope or accounting principles. Prior to retaining Ernst & Young LLP, the Company had not consulted with Ernst & Young LLP regarding the application of accounting principles, the type of audit opinion that might be rendered on the Company's financial statements, or any event that was either a reportable event or the subject of a disagreement.

                                          Very truly yours,

                                          McCLINTON, WORKMAN & ASSOC., P.S.

                                          /s/  David B. McClinton

                                          David B. McClinton, CPA